Exhibit 10.1

IMMUNOGEN, INC.

AMENDMENT TO STOCK OPTION AGREEMENTS

This AMENDMENT is made as of the 24th day of September, 2008 (the “Effective Date”) to the Stock Option Agreements listed in Exhibit A attached hereto (collectively, the “Option Agreements”) between ImmunoGen, Inc., a Massachusetts corporation (the “Company”), and Mitchel Sayare, Ph.D. (the “Optionee”).

WHEREAS, the Company has adopted the Restated Stock Option Plan (the “Restated Plan”) and the 2006 Employee Director and Consultant Equity Incentive Plan (the “2006 Plan”), to promote the interests of the Company by providing an incentive for employees, directors and consultants of the Company or its affiliates;

WHEREAS, the parties hereto understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Restated Plan and 2006 Plan;

WHEREAS, Optionee was granted incentive stock options and non-qualified stock options to purchase shares of the Company’s common stock under the Restated Plan, and incentive stock options to purchase shares of the Company’s common stock under the 2006 Plan (together, the “Affected Options”), which in the aggregate are covered by the Option Agreements;

WHEREAS, on September 24, 2008 the Board of Directors of the Company approved a management succession plan pursuant to which Optionee will step down as Chief Executive Officer on December 31, 2008 and will retire as an employee on the date of the 2009 annual meeting of shareholders of the Company, and in connection with said management succession plan, the Compensation Committee of the Board of Directors, as Administrator of the Restated Plan and the 2006 Plan, authorized the modification of certain terms of the Option Agreements such that the Affected Options will continue to vest and be exercisable in accordance with their terms for so long as Optionee remains either an employee or director of the Company; and

WHEREAS, amendments to the Option Agreements which are not adverse to the Optionee may be made by the Administrator.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Option Agreements are hereby amended as follows:

1.             Notwithstanding anything to the contrary contained in the Option Agreements, and subject to the terms set forth in this Amendment: (a) all of the unvested shares covered by the Affected Options shall continue to vest in accordance with the vesting schedules set forth in the Option Agreements for such time as Optionee remains an employee or director of the Company; and (b) all references to employment of the Optionee by the Company, other than as set forth in paragraph 2 of this Amendment below, shall include the Optionee’s employment by the Company or service as a director such that the Affected Options shall continue to be exercisable in accordance with the terms of the Option Agreements until the earlier of (i) the expiration date set forth in the Option Agreements or (ii) the period of time post-employment as is set forth in the Option Agreements determined based upon the reason of termination of employment.

2.             Notwithstanding the foregoing, in accordance with Section 422 of the Code, Affected Options that were originally granted as ISOs shall automatically convert into and be deemed Non-Qualified Options as of the date that is three months from termination of the Optionee’s employment, even if still serving as a director of the Company, for any reason other than death or Disability.

3.             Except as set forth above, the Option Agreements shall remain in full force and effect and subject to its terms and conditions as set forth therein.  This Amendment, together with the Option Agreements, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Amendment shall affect or be used to interpret, change or restrict, the express terms and provisions of this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf as of the date first above written.

IMMUNOGEN, INC.

By:	/s/ Daniel M. Junius
Name:	Daniel M. Junius
Title:	President and Chief Operating Officer

EXHIBIT A

TO

AMENDMENT TO STOCK OPTION AGREEMENTS

List of Option Agreements Covering Affected Options

ISOs

Stock Option Agreement dated January 14, 1999 (80,000 shares)
Stock Option Agreement dated January 19, 2000 (26,544 shares)
Stock Option Agreement dated January 25, 2001 (4,819 shares)
Stock Option Agreement dated June 5, 2002 (25,317 shares)
Stock Option Agreement dated June 12, 2003 (25,575 shares)
Stock Option Agreement dated June 17, 2004 (15,948 shares)
Stock Option Agreement dated June 9, 2005 (18,692 shares)
Stock Option Agreement dated June 8, 2006 (25,000 shares)
Stock Option Agreement dated June 12, 2007 (20,840 shares)
Stock Option Agreement dated June 11, 2008 (30,303 shares)

NQSOs

Stock Option Agreement dated January 19, 2000 (58,456 shares)
Stock Option Agreement dated January 25, 2001 (160,181 shares)
Stock Option Agreement dated June 5, 2002 (124,683 shares)
Stock Option Agreement dated June 12, 2003 (69,425 shares)
Stock Option Agreement dated June 17, 2004 (59,052 shares)
Stock Option Agreement dated June 9, 2005 (56,308 shares)
Stock Option Agreement dated June 8, 2006 (50,000 shares)